EXHIBIT 14

ZAIS GROUP HOLDINGS, INC.

Code of Ethics

Introduction

High ethical standards are essential for the success of the ZAIS Group Holdings, Inc., its subsidiaries and affiliates (“ZGH” or "Company" or “us” or “we”). All of us within the Company are expected to maintain the highest ethical standards when conducting our business. In keeping with these standards, we must always place the Company’s interests ahead of our own, and observe exemplary standards of openness, integrity, honesty and trust, not seek competitive advantages through illegal or unethical business practices and comply with all applicable laws and regulations. This Code of Ethics ("Code") applies to (i) all Company directors, officers and employees and (ii) any independent contractor who has access to systems maintained by the Company and who ZGH’s Chief Compliance Officer (“CCO”) designates as a Covered Person (collectively, "Covered Persons" or “you”). It embodies ZGH’s commitment to its shareholders.

This Code is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002 and the listing standards of the NASDAQ Global Market ("NASDAQ"). The provisions of this Code are not all-inclusive. They are a conduct guide. If you are uncertain about the intent or purpose of this Code, or have any questions, you must notify the CCO or, if the CCO is unavailable, the General Counsel LLC or such other officer as the Company’s board of directors ("Board") may designate. You may find at Schedule A the CCO’s contact information.

The CCO will report to the Audit Committee, as needed. The CCO may grant exceptions to certain provisions contained in the Code, but only in those situations where our shareholders’ interests will not be adversely affected.

Standards of Conduct

All Covered Persons are to avoid activities, interests and relationships that run contrary (or appear to run contrary) to the Company’s best interests. At all times, you must place the Company’s interests ahead of your own, avoid conflicts arising from your personal investments activities and maintain full compliance with all applicable laws and regulations, including federal securities laws, and the rules, regulations and applicable NASDAQ listing standards.

Where standards of conduct are not expressly set out in this Code, you must adhere to a high standard of conduct and professionalism. We expect honesty and integrity from our officers, directors and personnel. Violations of this Code or of any other ZGH policy or procedures may result in discipline up to and including termination of employment.

Reporting Suspected Violations

You should strive to identify and raise potential issues before they lead to problems. If you become aware of an actual or potential violation of the Code, you should promptly notify the CCO or report it pursuant to the Company's “Whistleblowing Procedures for Accounting and Auditing Matters and Code of Ethics Violations”. If you are unsure whether conduct is a violation, you are encouraged to consult with the CCO or General Counsel (“GC”).

Each of you has a responsibility to report any violation of this Code, including: fraud or illegal acts involving any aspect of the Company’s business; violations of applicable laws, rules and regulations; intentional or material misstatements in the Company’s regulatory filings or internal books and records; or activity that is harmful to the Company, including deviations from controls or procedures that safeguard the Company and its assets. Reported violations will be investigated and appropriate action will be taken, if the report is substantiated. You can report any violation confidentially, or ask questions about any possible violation, to the CCO or GC, who will see to it that a proper investigation of any reported issue is carried out.

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In dealing with any issues under or about the Code, the CCO shall, to the extent necessary or appropriate, report to and/or confer with the Board and/or any of its committees.

To encourage escalation, reports may be submitted on a confidential basis or anonymously. 1 EthicsPoint provides anonymous reporting. Personnel may call toll-free at 1-855-262-1438 or report online through a secure service. The anonymous report will be reported to the CCO.

When not submitted anonymously, the CCO or GC will acknowledge receipt of the allegation. The CCO or GC may report material violations or allegations to the Chief Executive Officer (“CEO”). If the report is about accounting practices, internal financial controls, auditing or similar issues, the CCO/GC will consult with the Chief Financial Officer (“CFO”).

The CCO, GC and CEO will resolve the matter, and the CCO will update any procedures as necessary to mitigate against further occurrences, if applicable.

The CCO, GC, and CEO will take necessary measures so anyone reporting an issue in good faith is not retaliated against for escalating the issue. No one who in good faith reports a violation of this Code will suffer harassment, retaliation or adverse employment consequences even if after investigation the allegation turns out to have been unfounded.

Anyone at ZGH who retaliates against someone who has reported a concern will be subject to discipline.

Fair Dealing

You are expected to deal fairly with ZGH’s clients, service providers, suppliers, competitors and other Personnel. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing or practice.

Insider Trading and Limitations on Personal Securities Transactions

Personnel must not buy or sell securities, for their own or for any ZAIS-managed account or fund, when in possession of material, nonpublic information. Tipping material, nonpublic information is also prohibited. Directors should refer to ZGH’s Insider Trading Policy Concerning ZAIS Group Holdings, Inc. Securities for procedures about their personal investment accounts and personal investing; officers and others who are subject to the ZAIS Group, LLC Compliance Manual should refer to its Insider Trading and Personal Investments Accounts policies for further information about their responsibilities.

Conflicts of Interest

We must identify, monitor, mitigate and/or make full disclosure of conflicts of interest. A conflict of interest may occur when one’s private interests or activities improperly interfere with the interests of ZGH or with the best interests of our shareholders.

1 Reports submitted on a confidential basis will be kept confidential to the extent possible, consistent with the need for an adequate investigation or corrective action. Anonymous reports will be investigated however, by their nature, they may be less reliable and more difficult to investigate and resolve. Conclusory allegations that do not allege specific facts may be less credible and fair to all parties. We encourage you to identify yourself when making a report, as we may need your cooperation to better address and resolve the issue you report.

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You must avoid or refrain from actions or transactions that conflict with ZGH’s interests, unless the CEO or CCO has approved the act or transaction.

If you know of a transaction or relationship that might give rise to a conflict of interest or perceived conflict of interest, you are to discuss the matter promptly with the CCO.

In no event may you:

•	use or attempt to use your position at ZGH to obtain any improper benefit for yourself, for family members or for any other person or entity;

•	engage in any business activities outside of ZGH that might deprive the Company of potential business opportunities or the full benefit of your services, if you are an officer;

•	act or fail to act as a result of improper influence or compensation;

•	represent that ZGH supports or sponsors any activity outside of the Company without the CEO’s or CCO’s prior written approval; or

•	use the ZGH or ZAIS name to raise money or other contributions for any not-for-profit or charitable organization without the CEO’s or CCO’s prior written approval.

If you or a close family member are involved in a material transaction or relationship with the Company that could result in an actual or apparent conflict of interest, you must disclose it promptly to the CCO.

Corporate Opportunities

You owe a duty to ZGH to advance its legitimate business interests when the opportunity to do so arises. You are prohibited from using ZGH property, information provided to ZGH or your position for personal gain or competing with the Company, and from taking for yourself (or directing to a third party) a business opportunity that is discovered through your position with ZGH, or using ZGH property or information provided to us, unless ZGH has already been offered the opportunity and declined it and you have received written authorization to proceed from the CEO or CCO.

Use And Protection Of Company Assets

Proper use and protection of Company assets is the responsibility of all Covered Persons. Company facilities, materials, equipment, information and other assets should be used only for conducting Company business and are not to be used for any unauthorized purpose. You should guard against waste and abuse of Company assets, to improve the Company’s productivity and profitability.

You must make sure that any use of ZGH property or services that is not solely for the benefit of ZGH has been approved beforehand by the Board, which shall report any such determination to the CCO.

Service on Boards of Directors

You may not serve as a director, or in a similar position, on the board of any unaffiliated company (other than not-for-profit and other charitable entities) unless you have received the CCO’s prior written approval, or in the case of the CCO, the GC’s prior written approval. While serving as a director or in a similar position for not-for-profit or other charitable entities does not have to be pre-cleared, you must disclose any potential conflicts of interest to the CCO. Independent directors of the Company shall promptly notify the CCO and Corporate Secretary of any directorship or similar position on the board of any company (including not-for-profit and other charitable entities).

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Accounting Matters

Internal Accounting Controls – The Company places the highest priority on the quality of its disclosure. You, we and the Board share the responsibility to maintain the integrity of our financial records, information quality, internal control systems and public disclosures.

If you observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or if you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you bring your concerns promptly to the Chairman or any member of the Board of Director’s Audit Committee or the CCO, per our “Whistleblowing Procedures for Accounting and Auditing Matters and Code of Ethics Violations” policy. If you do not want to provide your name, you may report anonymously. We strictly prohibit and will not tolerate any form of retaliation for raising these issues.

Improper Influence on the Conduct of Audits – It is unlawful for you, or any other person acting under your direction, to take any action to fraudulently influence, coerce, manipulate or mislead the independent accountants engaged in an audit of our financial statements for the purpose of rendering them materially misleading. Any such action violates this Code. Any Covered Person who engages in such conduct will be subject to sanctions, in addition to potential civil and criminal liability.

Company Books and Records

You must complete all documents about the Company’s business accurately and in a timely manner. When applicable, documents must be properly authorized. Our financial activities must be recorded in compliance with applicable laws and accounting standards.

Making false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on the Company’s behalf with an understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Gifts and Entertainment

Generally – Covered Persons and their family members may not give or accept excessive gifts or entertainment to or from any company or individual doing business with ZGH or seeking to business with ZGH.

Prohibition on Gifts to Government Officials and Employees – Various branches and levels of government restrict gifts, meals, entertainment, transportation and lodging that may be provided to their officials and employees. We prohibit providing gifts, meals or anything else of value to government officials or employees or members of their families on our behalf without prior written approval from the CCO or GC.

Anti-Corruption

Company policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), the U.K. Bribery Act 2010 and the laws of many other countries prohibit the Company and its Covered Persons or their agents from giving or offering to give anything of value to a foreign official, a foreign political party, a party official or a candidate for political office to influence their official acts or decisions, to obtain or retain business or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency or instrumentality thereof, or of certain public international organizations, e.g., the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials. Similar prohibitions apply to commercial bribery, i.e., the above types of conduct involving purely private sector and wholly domestic circumstances.

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Bribes need not be in cash to be illegal. Applicable laws prohibit giving or offering to give anything of value. Many non-cash items have been the basis of bribery prosecutions, including, e.g., travel expenses, golf outings, automobiles and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. Liability cannot be avoided by "turning a blind eye" when circumstances indicate a potential violation of these laws.

The FCPA does allow for so-called "facilitating" payments to foreign officials, i.e., small payments to obtain routine, nondiscretionary government actions such as obtaining visas, mail, utility connections and the like. Other laws, however, do not recognize this exception and so as a matter of policy, we prohibit facilitating payments unless necessary to protect the health or safety of our employees.

Confidentiality

One of ZGH’s most important assets is its confidential corporate information. The Company’s legal obligations and its competitive position often mandate that this information be kept confidential.

Confidential corporate information about ZGH’s financial performance (e.g., quarterly financial results) or other transactions or events can have a significant impact on the value of Company securities. Premature or improper disclosure of such information may expose the individual involved to significant civil and criminal penalties.

You must not disclose confidential corporate information to anyone outside the Company, except for a legitimate business purpose (e.g., to our accountants or outside lawyers). Even within ZGH, confidential corporate information should be discussed only with those who have a need to know the information. Your obligation to safeguard confidential corporate information continues even after you leave ZGH.

The same rules apply to confidential information about other companies with which we do business. In the course of the many pending or proposed transactions we have under consideration at any time, you may have access to nonpublic information about other companies, including material information that is likely to affect the value of the other companies’ securities. If you learn material information about lenders, customers, venture partners, acquisition targets or competitors through your work at the Company, you must keep it confidential and must not buy or sell those companies’ securities until after the information becomes public. You must not give tips about such companies to others who may buy or sell the companies’ stocks.

Responding to Inquiries from the Press and Others

Only the CIO, the CEO and anyone the CEO designates in writing as an official ZGH spokespersons may issue press releases or speak with the press, securities analysts, other members of the financial community or shareholders. Similarly, only official ZGH spokespersons may address groups or organizations as a Company representative (such as at conferences and seminars) without the CCO’s prior written authorization. Requests for financial or other information about ZGH from the media, the press, the financial community, or the general public should be referred to the CEO.

Responding to Inquiries from the Government or Other Regulatory Authorities

All requests for information from any regulatory organization or the government are to be referred promptly to the CCO or, in her absence, to the GC.

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Equal Employment Opportunity

Equal employment opportunity has been, and will continue to be, a fundamental principle at ZGH, where employment is based upon personal capabilities and qualifications without discrimination because of race, creed, religion, gender, age, color, national origin or ancestry, nationality, disability, marital status, civil union status, domestic partnership status, affectional or sexual orientation, gender identity or expression, pregnancy, atypical hereditary cellular or blood trait, genetic information, refusal to submit to a genetic test or to make available the results, union affiliation, veteran status or military service, or any other characteristic protected by law. The Company prohibits and will not tolerate any such discrimination or harassment.

This policy on equal employment opportunity applies to all policies and procedures about recruitment and hiring, compensation, benefits, termination and all other terms and conditions of employment.

Waivers

Any waiver of the Code for executive officers or directors of the Company may be made only by the Board, or by a committee of the Board specifically authorized for this purpose, and material waivers must be promptly disclosed to the Company’s shareholders. Waivers of the Code for Covered Persons other than executive officers or directors of the Company may be made by the Company’s Chief Executive Officer, but only upon such Covered Persons making full disclosure in advance of the transaction in question. The CCO shall be advised in writing of any waiver pursuant to this section. This Code may be amended or modified at any time by the Board.

Acknowledgement

The CCO shall make this Code available to all Covered Persons via an intranet site, and will also distribute promptly all amendments to the Code. All Covered Persons are required each year to acknowledge receipt of this Code by signing the form of acknowledgement attached to this Code or such other form as the CCO may approve.

Recordkeeping and Oversight

The CCO will maintain records of all issues reported pursuant to this Code and all certifications prepared pursuant to this Code.

The Board shall maintain records of all requests for waivers of any provision(s) of this Code as well as of how the requests are decided.

Key Legal and Regulatory Provisions

•	Nasdaq Listing Standards

•	Sarbanes-Oxley Act of 2002

•	U.S. Foreign Corrupt Practices Act

•	U.K. Bribery Act 2010

•	Securities Exchange Act § 10(b)

•	Securities Exchange Act § 13(b)(5)

Approved by the Board of Directors on March 17, 2015

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Schedule A

Chief Compliance Officer

Name:	Karen Shapiro
Email:	Karen.shapiro@zaisgroup.com
Phone#:	732-978-7551

Last revised: March 2015

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Exhibit A - Code of Ethics Annual Certification

I have received and read the ZAIS Group Holdings, Inc. ("Company") Code of Ethics ("Code"), as of the date written below. I agree to comply with the requirements outlined in the Code. If there is any provision I do not understand, I will seek clarification from ZGH’s Chief Compliance Officer (“CCO”).

I have read the Company’s Insider Trading policy, as of the date this certification is submitted. I agree to abide by its requirements. If I do not understand any provision of these materials, I will seek clarification from the CCO.

If any situation involving a conflict, potential conflict, or perceived conflict of interest or violation of the Code occurs before the next annual certification of the Code, I will report it immediately.

I understand that a violation of the Code may result in disciplinary action, including possible termination and/or legal action.

I certify that:

_____ I have precleared all transactions in Company securities, as required by the Company’s Insider Trading policy;

or

_____ I have not precleared all transactions in Company securities, as required by the Company’s Insider Trading policy and have described in an attachment to this certification any transactions for which I did not receive the required prior written approval;

I have provided copies of all statements regarding Reportable Securities to the CCO;

I have completed an accurate Annual Compliance Questionnaire;

I have complied with the Code in all other respects;

Attached as Annex A is a complete and accurate Annual Compliance Questionnaire; and

I serve on the board of directors or other governing body of, or have a significant role in the business activities of, the entities listed below (if none, state “None”) [ Note – do not include not-for-profit or other charitable entities, unless you believe a potential conflict of interest may exist or appear to exist ]:

Name: _____________________________________________

Signature: _________________________________

Date: ___________________________

Last revised: March 2015

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Annex A to Code of Ethics Annual Certification

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to the Company, ZAIS, or the Advisor?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to the Company, ZAIS, or the Advisor?
4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?
5.	Do you or any members of your immediate family have any other business or personal relationship with the Company, ZAIS or the Advisor?
6.	Are you or any members of your immediate family employed by any government?
7	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit or charitable organizations)?
8.	Have you engaged in any business activities on behalf of the Company, ZAIS Group, or the Advisor and/or a client with a firm that employed you in the past?
9.	Have you engaged in any business activities on behalf of the Company, ZAIS, or the Advisor and/or a client with a firm that currently employs any individual that was employed by the Company, ZAIS, or the Advisor during the past 12 months?
10.	Are you aware of any conflicts of interest that have not already been disclosed to the Chief Compliance Officer (“CCO”) involving the Company, ZAIS, the Advisor, you or your immediate family members and any client or investor?
11.	Have you engaged in any business activities outside of the Company, ZAIS or the Advisor during the past 12 months?

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12.	Have you complied with the Company’s requirements regarding outside employment activities?
13.	If you are an Access Person, have you and/or any Reporting Person engaged in any transactions during the past year involving private placements of securities (such as investment in limited partnerships or limited liability companies) or initial public offerings?
14.	Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
15.	Have you improperly transmitted proprietary information between the Company and any prior employers or other individuals or entities?
16.	In the past ten years, have you been convicted of or pled guilty or no contest in a domestic, foreign, or military court to any:
	•	Felony
	•	Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
17.	Are any felony or misdemeanor charges, as described above, currently pending?
18.	In the past ten years, has the SEC or the CFTC found you:
	•	To have made a false statement or omission?
	•	To have been involved in a violation of SEC or CFTC regulations or statutes?
	•	To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
19.	In the past ten years, has the SEC or the CFTC:
	•	Entered an order against you in connection with investment-related activity?
	•	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?
20.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:
	•	Made a false statement or omission, or been dishonest, unfair, or unethical?
	•	Been involved in a violation of investment-related regulations or statutes?
	•	Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

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21.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:
• Entered an order against you in connection with an investment-related activity?
• Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?
22.	In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:
• Made a false statement or omission?
• Been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?
• Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
23.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?
24.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
25.	In the past ten years, has any domestic or foreign court:
• Enjoined you in connection with any investment-related activity?
• Found that you were involved in a violation of investment-related statutes or regulations?
• Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?
26.	Are you now the subject of any proceeding that could result in a "yes" answer to any of the preceding questions?
New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.
27.	During the past 12 months, have you reported all personal securities transactions in accordance with the Company’s reporting policies?
28.	During the past 12 months, have you reported gifts and entertainment in accordance with the Company’s reporting policies?
29.	During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
30.	During the past 12 months, have you become aware of any violation of the Company’s Code of Ethics that you did not disclose to the CCO?
31.	To the best of your knowledge, during the past 12 months, has the Company and its Employees (including yourself) complied with the Company’s written policies and procedures.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

Last revised: March 2015

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